EXHIBIT 99.1

BreedIT (OTC: BRDT) Teams Up with Experienced Israeli Medicinal Cannabis Grower to Breed, Own and Sell Unique Cannabis Seeds

Global Cannabis Seed Market Represents Huge Opportunity for BreedIT

REHOVOT Israel, March 31, 2014 /PRNewswire via COMTEX/ -- BreedIT Corp. (OTCQB: "BRDT": "BreedIT" or the "Company"), through its Israeli subsidiary, BreedIT Ltd., the exclusive worldwide license holder and distributor of highly sophisticated agro-breeding solutions software for plant breeders and researchers, today announced that as a part of the its business development efforts focused on emerging medicinal Cannabis markets worldwide, the Company has entered into a strategic partnership with an experienced Israeli medicinal cannabis grower "Sheifa Le'Haim" (the "Grower") to breed and own unique and hybrid cannabis seeds utilizing its advanced Intelligent Decision Support System (IDSS). The partnership is focused not only the breeding of cannabis seeds, but also on the future ownership of these unique and hybrid cannabis seeds, and the option to sell them in the market.

On March 30, 2014, BreedIT and Sheifa Le'Haim entered into a 50/50 joint venture agreement designed to develop and own new cannabis seeds. The development of these unique cannabis seeds will be done utilizing BreedIT's unique agro-breeding IDSS technology combined with the Grower providing needed oversight and guidance during the growth process. All development will be done in a dedicated area of Sheifa Le'Haim's facility. Each resulting cannabis seed will be owned by the joint venture.

Sheifa Le'Haim was founded and granted with a license from the Israel government's health ministry to grow cannabis for medical purposes in 2008. The name Sheifa Le'Haim in Hebrew has double meaning: "Sheifa" means "breathing" and/or "ambition," while "Le'haim" means "for life." Such license has been granted to only eight growers including Sheifa Le'Haim in Israel, who is the only Israeli grower with global GAP (Good Agriculture Practice). For more information on Sheifa Le'Haim please visit www.shaefa.co.il/

Commenting on the joint venture, Sheifa Le'Haim's Chief Executive Officer, Hagai Helman stated, "The breeding of unique and hybrid medicinal cannabis seeds is complex, requiring a team of breeding experts and technology. BreedIT's state-of-the-art IDSS technology and world class breeding team, combined with my experience in growing cannabis, provide the requisite scientific tools and expertise to make this partnership a success. We look forward to bringing this vision to fruition and being one of the top producers, owners and sellers of an array of unique and in-demand cannabis seeds."

Itschak Shrem, Chairman of BreedIT Corp, commented, "We are excited to partner with such an established and experienced cannabis grower for the production, ownership and sale of these unique cannabis seeds. This initiative has the potential to bring significant top-line revenue to our business once the seeds are ready. Eager to get started on this effort, we expect to begin the breeding process immediately."

Mr. Shrem continued, "The emerging cannabis seed market, recognized as one of the most profitable areas in global agriculture worldwide, is a leading market for our IDSS technology. As such, over the past few months, our business development efforts have been focused on penetrating this market and will continue to moving forward. Our Board of Directors is evaluating a few additional opportunities for same type of partnership in Israel and in other parts of the globe including North America. We will update the investment community on these developments as they occur."

About BreedIT Corp
BreedIT Corp (BRDT), through its Israeli subsidiary, BreedIT Ltd., is the developer of highly sophisticated agro-breeding solutions for plant breeders and researchers. BreedIT's proven Intelligent Decision Support System (the "IDSS Software"), which was developed by a team consisting of among the world's leading breeding specialists for optimizing the breeding processes, services the plant breeding needs of corporations, research and government institutions. BreedIT's IDSS provides advanced solutions for generating and disseminating knowledge aimed at assisting breeders to plan, manage and analyze their breeding data and to perform research activities quickly and effectively. Founded in 2010, BreedIT Corp has offices in New York, New York and in Rehovot, Israel.

Forward-Looking Statements:

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release, as actual results may differ materially from those indicated.* BreedIt Corp's public filings may be viewed at www.sec.gov/.

Investor Relations: Howard Gostfrand info@amcapventures.com +1-305-918-7000
SOURCE BreedIT Corp